Exhibit 3.1

(Unofficial composite copy inclusive of filings
effective through July 19, 2012)

RESTATED CERTIFICATE OF INCORPORATION
OF
AMPAL-AMERICAN ISRAEL CORPORATION

                  Under Section 807 of the Business Corporation Law

                  FIRST: The name of the corporation shall be AMPAL-AMERICAN ISRAEL CORPORATION.

                  SECOND:  The purposes for which it is to be formed are:

1.	To develop trade between the United States and Palestine and its surrounding countries and to assist in the development of the economic resources of Palestine.

2.
To subscribe for and acquire shares of stock or interests, bonds, notes, debentures, mortgages, deeds or certificates of trust and other evidences of indebtedness of any individuals, firms, corporations, association, incorporated or unincorporated, cooperative or otherwise, for any industrial, commercial, banking credit, agriculture or other purposes in or relating to Palestine.

3.
To afford financial aid to commercial banking, credit, industrial, and agricultural enterprises cooperative and otherwise, in and relating to Palestine, so far as may be permitted by the laws of the State of New York.

4.
To manufacture, purchase, or otherwise acquire, hold,own, manage, sell, pledge, transfer, export, import, trade and deal in, goods, wares and merchandise of every character and description, whether as principal or agent.

5.
To purchase or otherwise acquire real and personal property of every kind and description, and wheresoever situated, including the stocks, bonds, or other evidences of indebtedness of any corporation, domestic or foreign, and to issue in payment or exchange therefor its stock, debentures, notes, bonds or other obligations.

6.
As a reasonable incident to the transaction of othercorporate business, and so far as consistent with the laws of the State of New York, or where necessary to prevent corporate funds from being unproductive to lend money to individuals, firms, corporations or association in or relating to Palestine.

7.
To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, operate, introduce, sell, assign, or otherwise dispose of, any and all copyrights, trademarks and patents and any and all inventions, improvements, apparatus, appliances and processes used in connection with or secured under letters patent of the United States of America, or elsewhere or otherwise, and to use, exercise, develop and grant licenses in respect of, or otherwise turn to account any such copyrights, trademarks, patents, inventions, improvements, apparatus, appliances, processes and the patents, inventions, improvements, apparatus, appliances, processes and the like so acquired.

8.
To make and enter into contracts of all kinds with and to act as agent, factor or representative for any individual, firm, association, private, public, quasi-public or municipal corporation, state, government or governmental authority.

9.
To make and enter into any agreement not repugnant to the laws of the State of New York with any foreign governmental or municipal authority which may be deemed for the benefit of the Corporation; to obtain from any such authority or otherwise acquire by purchase, lease, assignment, or in any lawful manner, any powers, rights, privileges, mandates, franchises, and concessions not repugnant to such laws which the Corporation may deem desirable; and to exercise and exploit the same, and to undertake and prosecute any business dependent thereon.

10.
To exercise in respect of all bonds, mortgages, debentures, notes, shares of capital stock, securities, obligations, contracts, evidences, of indebtedness and other property, any and all the rights, powers and privileges of individual owners thereof.

11.
To purchase, hold, sell, transfer and reissue the shares of its own stock provided that shares of its own stock belonging to it shall not be voted upon directly or indirectly; also to purchase, sell, transfer, pledge and which it may have issued.

12.
So far as may be permitted by the laws of the State of New York, to sell and dispose of any securities and any other property, real or personal, and to rediscount or assign any negotiable paper, owned or acquired by the Corporation in the course of its business operations, and to borrow money for its corporate purposes, and in that connection to mortgage, pledge and hypothecate any shares of stock, notes, deeds, or certificates of trust, bonds, debentures, or other evidences of indebtedness or any other property owned or held by it.

13.
To aid by loan, subsidy, guaranty or in any other lawful manner whatsoever, any individual, firm, corporation or association whose bonds, stocks, or securities or other obligations are in any manner, either directly or indirectly held or guaranteed by the Corporation; to do any and all other acts toward the preservation, protection, improvement or enhancement in value of any such stocks, bonds, securities or other obligations, and to do all and any such acts or things designed to accomplish any such purpose, not inconsistent with the laws of the State of New York.

14.
To authorize and permit any and all of the directors of the Corporation, notwithstanding their official relations to it, to enter into, negotiate, consummate and perform any contract, agreement or transaction of any name or nature between the Corporation and themselves, or any or all of the individuals from time to time constituting the Board of Directors of the Corporation, or any firm or corporation in which any such director may be interested, directly or indirectly, or employed therein or connected therewith, or in which such director or directors may hold any office as director, officer, stockholder, employee, associate or partner, or otherwise, whether or not such individual or individuals, firm or corporation thus contracting with the Corporation shall thereby derive personal or corporate profit or benefit or otherwise; the intent hereof being to relieve each and every person who may be or become a director of the Corporation from any disability that might otherwise exist of contracting with the Corporation for the benefit of himself, or of the copartnership or corporation in which he may be in any wise interested.

15.
To do any and all things herein set forth, and such other things as are incidental, necessary or conducive to the attainment of the above objects or any of them, to the same extent as natural persons might or could do, and in any part of the world, as principals, agents, commission merchants, factors, contractors, trustees or otherwise, alone or in company with others.

                  The objects and powers specified in any clause contained in this second paragraph shall, except where otherwise expressed in said paragraph, be in no wise limited or restricted by reference to or inference from the terms of any other clause of this or other paragraph in this certificate of incorporation, but the objects and powers specified in each of the clauses of this paragraph shall be regarded as independent objects and powers.

                  The foregoing enumeration of powers shall not be held to limit or restrict in any manner the lawful powers of this Corporation. The Corporation shall have the power to conduct its business and promote its objects in all of its branches and to have one or more offices, and to hold, purchase, mortgage and convey real and personal property, both within and without the State of New York, in other states, in the territories and possessions of the United States, in Palestine, and in all other foreign countries without restriction as to the place where or as to the extent to which such business shall be carried on.

          THIRD: The aggregate number of shares which the Corporation is authorized to issue is One Hundred Million (100,000,000) shares in a single class as hereinafter set forth.

                  FOURTH: Said One Hundred Million (100,000,000) shares which the Corporation has authority to issue shall consist of a single class of One Hundred Million (100,000,000) shares of Class “A” Stock having a par value of One Dollar ($1.00) per share. If after March 29, 2006, there are no outstanding shares of Preferred Stock or 6 1/2% Cumulative Convertible Preferred Stock, then no further shares of Preferred Stock or 6 1/2% Cumulative Convertible Preferred Stock shall be authorized and the only authorized shares of the Corporation shall be 100,000,000 shares of Class “A” Stock.

                  Each twenty (20) shares of Class A Stock issued and outstanding shall be combined into one (1) share of Class A Stock (the “Reverse Stock Split”). The Corporation is currently authorized to issue 100,000,000 shares of Class A Stock, $1.00 par value per share. The par value of the Class A Stock following the Reverse Stock Split shall remain $1.00 per share. Of the currently authorized Class A Stock, 65,229,722 shares are issued and 34,770,278 shares are unissued. Each of the 65,229,722 issued shares of Class A Stock will be converted in the Reverse Stock Split on a one (1) for twenty (20) basis. As a result of the Reverse Stock Split, the Corporation will have 3,261,486 issued shares of Class A Stock and 96,738,514 unissued shares of Class A Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would have been entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Reverse Stock Split represented shares of Class A Stock (an “Old Certificate”) shall thereafter represent the number of shares of Class A Stock into which the shares of Class A Stock represented by the Old Certificate shall have been combined subject to the elimination of fractional share interests as described above. The authorized shares of the Corporation shall remain as set forth in this Restated Certificate of Incorporation. Shares of Class A Stock which were outstanding prior to the Reverse Stock Split and which are not outstanding after the Reverse Stock Split shall resume the status of authorized but unissued shares of Class A Stock.

                  So long as the Class "A" Stock is listed on the American Stock Exchange, the Corporation shall not issue after March 17, 1983 any other class of security having voting rights which would (i) have the right to vote, as a class, more than ten times the number of shares of such other class of security then outstanding and entitled to vote or (ii) have voting rights which would otherwise adversely affect the voting rights of the Class "A" Stock; provided, however, that for the purposes hereof the authorization or issuance of additional Class "A" Stock or securities convertible into or exchangeable for Class "A" Stock shall not be deemed to adversely affect the voting rights of the holders of the Class "A" Stock.

                  The designations, preferences, privileges and voting powers or restrictions or qualifications of each of the several classes of stock shall be as follows:

A.  Class "A" Stock and 4% Cumulative Convertible Preferred Stock

                  One Hundred Eighty-Nine Thousand Two Hundred Eighty-Seven (189,287) shares of the authorized Preferred Stock shall constitute a series of Preferred Stock designated "4% Cumulative Convertible Preferred Stock."

                  The holders of the said Preferred Stock shall be entitled to receive cumulative dividends at the rate of four (4%) percent per annum payable out of surplus or net earnings of the Corporation before any dividends are paid in such year upon Class "A" Stock. The said dividends on the said Preferred Stock shall be cumulative so that if the Corporation fails to pay such dividends on such Preferred Stock in any calendar year, such deficiency shall be paid in full (without interest) before any dividends shall be paid on Class "A" Stock. If, after payment of all cumulative dividends on the Preferred Stock, there shall remain any surplus, before any further dividends are paid in such year upon the Preferred Stock, the holders of the Class "A" Stock shall be entitled to receive non-cumulative dividends at the rate of 4% per annum. If, after the payment of all cumulative dividends on the Preferred Stock and payment of a non-cumulative dividend of 4% of the outstanding Class "A" Stock, there shall remain any surplus, the same may be declared as dividends by the Board of Directors upon the Preferred Stock and the Class "A" Stock which dividends shall be participated in pari passu by the holders of the Preferred Stock and the Class "A" Stock.

                  In the event that the affairs of the Corporation are liquidated and its assets distributed by dissolution, sale or otherwise, the holders of the Preferred Stock then outstanding shall be paid the par value thereof and all unpaid accrued dividends before any distribution shall be made to the holders of Class "A" Stock. After such payment to the Preferred Stockholders, the holders of the Class "A" Stock shall be paid in an amount equal to the par value thereof; after which the then remaining assets, if any, shall be distributed to the stockholders according to the number of shares held by each and the par value thereof.

                  The holders of the Class "A" Stock shall be entitled to vote one (1) vote for each share of such stock at all meetings of stockholders.

                  Except as otherwise provided by law, the holders of the Preferred Stock shall not have the right to vote at such elections, nor at any annual or special meeting of the Corporation; nor shall they be entitled to vote in a proceeding for mortgaging the property and franchises of the Corporation pursuant to Section Sixteen of the Stock Corporation Law, for guaranteeing the bonds of another corporation pursuant to Section Nineteen of the Stock Corporation Law, for sale of the franchises and property pursuant to Section Twenty of the Stock Corporation Law, for establishing priorities or creating preferences among the several classes of stock pursuant to Section Thirty-Six of the Stock Corporation Law, for consolidation pursuant to Section Eighty-Six of the Stock Corporation Law, for voluntary dissolution pursuant to Section One Hundred and Five of the Stock Corporation Law, nor for change of name pursuant to the General Corporation Law. When, however, the Corporation fails to earn and pay any dividends on the Preferred Stock for a period of three (3) successive years, then and in that event alone, the holders of the Preferred Stock shall have the exclusive right to vote at the election of directors one (1) vote for every share of stock. If at any time thereafter all the cumulative dividends on the Preferred Stock shall be fully paid up to date, the holders of the Class "A" Stock shall again have the exclusive right to vote at meetings of stockholders, except as otherwise provided by law.

                  The Preferred Stock, at the option of the respective holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the certificates for Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of five (5) shares of Class "A" Stock for one (1) share of Preferred Stock (such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class "A" Stock). All shares of said Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class "A" Stock or scrip representing any such fraction of a share upon conversion of the Preferred Stock. If any fraction of a share of Class "A" Stock would, except for the provisions hereof, be issuable on the conversion of any Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class "A" Stock (as hereinafter defined) on the date that the certificate representing the Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion. For the purposes of this Certificate of Incorporation, the "Market Price" per share of Class "A" Stock for a given date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending with such date. The closing price for each day shall be the last reported sale on the principal national securities exchange on which the shares of Class "A" Stock are admitted to trading or listed, or if not admitted to trading or listed on any national securities exchange, the average of the last highest reported bid and lowest reported asked prices as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service selected by the Board of Directors for this purpose, if said Bureau is not at the time furnishing quotations.

                  The Preferred Stock, at the option of the Corporation, shall be convertible at any time and from time to time into cash and fully paid and non-assessable shares of Class “A” Stock, in the ratio of $2.58 and five (5) shares of Class “A” Stock for one (1) share of Preferred Stock (the “Conversion Rate,” such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class “A” Stock). All shares of said Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class “A” Stock or scrip representing any such fraction of a share upon conversion of the Preferred Stock. If any fraction of a share of Class “A” Stock would, except for the provisions hereof, be issuable upon the conversion of any Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class “A” Stock on the date that the certificate representing the Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion.

                  Written notice (the “Conversion Notice”) of any conversion of shares of Preferred Stock at the option of the Corporation shall be mailed not less than 10, but not more than 60, days prior to the date fixed for conversion (the “Conversion Date”) to each holder of shares of Preferred Stock to be converted, at such holder’s address as it appears on the stock register of the Corporation. In order to facilitate the conversion of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of Preferred Stock to be converted, which date shall not be more than 60 days prior to the Conversion Date. Such Conversion Notice shall state (a) the Corporation’s election of the Corporation to convert, the Conversion Date and any record date fixed by the Board of Directors, (b) the Corporate Trust Office of the Transfer Agent at which the shares of Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and (c) and the Conversion Rate to be applied thereto.

                  The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. All the funds necessary for the cash payment and the shares of Class “A” Stock to be issued upon conversion of the Preferred Stock pursuant to this section shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Conversion Date, for the pro rata benefit of the holders of the Preferred Stock of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. Any moneys so deposited which shall remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation. Any interest allowed on moneys so deposited shall be paid to the Corporation. If the Corporation shall default in providing for the funds and shares of Class A Stock, dividends on such Preferred Stock shall continue to accrue and be added to the required payments by the Corporation for the conversion of the Preferred Stock. Neither failure to mail such Conversion Notice to one or more such holders of the Preferred Stock nor any defect in such Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other holders of the Preferred Stock.

                  If a Conversion Notice shall have been given as hereinbefore provided, then each holder of Preferred Stock shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the Conversion Date (except that if the shares of Preferred Stock are converted at the option of the Company, the holders will not be entitled to any accrued dividends for the year in which the Conversion Date occurs). From and after the Conversion Date, unless default shall be made by the Corporation in providing for the payment of the applicable funds due and shares of the Class “A” Stock, the Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holders of the Preferred Stock shall cease and terminate, except the right of the holders of the Preferred Stock, upon surrender of certificates therefor, to receive any amounts to be paid (without interest) and Class “A” Stock hereunder.

                  The Corporation shall at all times have in reserve a sufficient number of shares of Class "A" Stock for issuance in exchange for shares of Preferred Stock upon the terms and conditions hereinbefore set forth.

B.  6-1/2% Cumulative Convertible Preferred Stock

                  Nine Hundred Eighty-Eight Thousand Fifty-Five (988,055) shares of the authorized Preferred Stock shall constitute a series designated "6 1/2% Cumulative Convertible Preferred Stock."

                  The holders of 6 1/2% Cumulative Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of six and one-half (6 1/2%) percent per annum, payable out of surplus or net earnings of the Corporation before any dividends are paid in such year upon the Class "A" Stock. The said dividends on the said 6 1/2% Cumulative Convertible Preferred Stock shall be cumulative so that if the Corporation fails to pay such dividends on such 6 1/2% Cumulative Convertible Preferred Stock in any calendar year, such deficiency shall be paid in full (without interest) before any dividends shall be paid on the Class "A" Stock. After the payment of all current and cumulative dividends payable on the 6 1/2% Cumulative Convertible Preferred Stock in any year, no further dividends shall be paid in such year upon the 6 1/2% Cumulative Convertible Preferred Stock.

                  There shall be no preferences as to the payment of dividends on either the 4% Cumulative Convertible Preferred Stock or 6 1/2% Cumulative Convertible Preferred Stock, which are payable prior to the payment of dividends on the Class "A" Stock, and in the event the surplus or net earnings of the Corporation are less than the aggregate amount of the dividends payable on the 4% Cumulative Convertible Preferred Stock and 6 1/2% Cumulative Convertible Preferred Stock, then any dividends paid shall be applied ratably (according to the respective numbers of shares thereof outstanding multiplied by the par value thereof) to the payment of the dividends payable on the 4% Cumulative Convertible Preferred Stock and the dividends payable on the 6 1/2% Cumulative Convertible Preferred Stock.

                  In the event that the affairs of the Corporation are liquidated and its assets distributed by dissolution, sale or otherwise, the holders of the 6 1/2% Cumulative Convertible Preferred Stock then outstanding shall be paid the par value thereof and all unpaid accrued dividends before any distribution shall be made to the holders of the Class "A" Stock, and in connection with any payments made upon liquidation of the Corporation, there shall be no preferences as to the payment of such amounts on the 4% Cumulative Convertible Preferred Stock or the 6 1/2% Cumulative Convertible Preferred Stock, but in the event the assets of the Corporation to be distributed shall be less than the amounts payable to the 4% Cumulative Convertible Preferred Stock and 6 1/2% Cumulative Convertible Preferred Stock, then any such payments shall be applied ratably (according to the respective numbers of shares outstanding) to the amounts payable on the 4% Cumulative Convertible Preferred Stock and to the amounts payable on the 6 1/2% Cumulative Convertible Preferred Stock.

                  Except as otherwise provided by law, the holders of the 6 1/2% Cumulative Convertible Preferred Stock shall not have the right to vote at any elections, nor at any annual or special meeting of the Corporation; nor shall they be entitled to vote in a proceeding for mortgaging the property and franchises of the Corporation, for guaranteeing the bonds of another corporation, for sale of franchises and property, for establishing priorities or creating preferences among the several classes of stock, for mergers or consolidations of the Corporation, for voluntary dissolution, nor for a change of name of the Corporation pursuant to the Business Corporation Law. When, however, the Corporation fails to earn and pay any dividends on the Preferred Stock for a period of three (3) successive years, then and in that event alone, the holders of the Preferred Stock shall have the exclusive right to vote at the election of directors one (1) vote for every share of stock. If at any time thereafter all the cumulative dividends on the Preferred Stock shall be fully paid up to date, the holders of the Class "A" Stock shall again have the exclusive right to vote at meetings of stockholders, except as otherwise provided by law.

                  The 6 1/2% Cumulative Convertible Preferred Stock, at the option of the respective holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the certificates for 6 1/2% Cumulative Convertible Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of three (3) shares of Class "A" Stock for one (1) share of 6 1/2% Cumulative Convertible Preferred Stock (such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class "A" Stock). All shares of said 6 1/2% Cumulative Convertible Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class "A" Stock or scrip representing any such fraction of a share upon conversion of the 6 1/2% Cumulative Convertible Preferred Stock. If any fraction of a share of Class "A" Stock would, except for the provisions of this subparagraph, be issuable on the conversion of 6 1/2% Cumulative Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class "A" Stock on the date that the certificate representing the 6 1/2% Cumulative Convertible Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion.

                  The Corporation shall at all times have in reserve a sufficient number of shares of Class "A" Stock for issuance in exchange for shares of the 6 1/2% Cumulative Convertible Preferred Stock upon the terms and conditions hereinbefore set forth.

                  The 6 1/2% Cumulative Convertible Preferred Stock, at the option of the Corporation, shall be convertible at any time and from time to time into cash and fully paid and non-assessable shares of Class “A” Stock, the ratio of $4.09 and three (3) shares of Class “A” Stock for one (1) share of 6 1/2% Cumulative Convertible Preferred Stock (the “Conversion Rate,” such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class “A” Stock). All shares of said 6 1/2% Cumulative Convertible Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class “A” Stock or scrip representing any such fraction of a share upon conversion of the 6 1/2% Cumulative Convertible Preferred Stock. If any fraction of a share of Class “A” Stock would, except for the provisions hereof, be issuable upon the conversion of any 6 1/2% Cumulative Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class “A” Stock on the date that the certificate representing the 6 1/2 % Cumulative Convertible Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion.

                  Written notice (the “6 1/2% Conversion Notice”) of any conversion of shares of Preferred Stock at the option of the Corporation shall be mailed not less than 10, but not more than 60, days prior to the date fixed for conversion (the “6 1/2% Conversion Date”) to each holder of shares of 6 1/2% Cumulative Convertible Preferred Stock to be converted, at such holder’s address as it appears on the stock register of the Corporation. In order to facilitate the conversion of shares of 6 1/2% Cumulative Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of 6 1/2% Cumulative Convertible Preferred Stock to be converted, which date shall not be more than 60 days prior to the 6 1/2% Conversion Date. Such 6 1/2% Conversion Notice shall state (a) the Corporation’s election of the Corporation to convert, the 6 1/2% Conversion Date and any record date fixed by the Board of Directors, (b) the Corporate Trust Office of the Transfer Agent at which the shares of 6 1/2% Cumulative Convertible Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and (c) and the Conversion Rate to be applied thereto.

                  The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent,  on behalf and at the expense of the Corporation, to cause the 6 1/2% Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. All the funds necessary for the cash payment and the shares of Class “A” Stock to be issued upon conversion of the 6 1/2% Cumulative Convertible Preferred Stock pursuant to this section shall be deposited with the Transfer Agent in trust at least one Business Day prior to the 6 1/2% Conversion Date, for the pro rata benefit of the holders of the 6 1/2% Cumulative Convertible Preferred Stock of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. Any moneys so deposited which shall remain unclaimed by the holders of such 6 1/2% Cumulative Convertible Preferred Stock at the end of six years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation. Any interest allowed on moneys so deposited shall be paid to the Corporation. If the Corporation shall default in providing for the funds and shares of Class A Stock, dividends on such 6 1/2% Cumulative Convertible Preferred Stock shall continue to accrue and be added to the required payments by the Corporation for the conversion of the 6 1/2% Cumulative Convertible Preferred Stock. Neither failure to mail such 6 1/2% Conversion Notice to one or more such holders of the 6 1/2% Cumulative Convertible Preferred Stock nor any defect in such 6 1/2% Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other holders of the 6 1/2% Cumulative Convertible Preferred Stock.

                  If a 6 1/2% Conversion Notice shall have been given as hereinbefore provided, then each holder of 6 1/2% Cumulative Convertible Preferred Stock shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the 6 1/2% Conversion Date (except that if the shares of 6 1/2% Cumulative Convertible Preferred Stock are converted at the option of the Company, the holders will not be entitled to any accrued dividends for the year in which the 6 1/2% Conversion Date occurs). From and after the 6 1/2% Conversion Date, unless default shall be made by the Corporation in providing for the payment of the applicable funds due and shares of the Class “A” Stock, the 6 1/2% Cumulative Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holders of the 6 1/2% Cumulative Convertible Preferred Stock shall cease and terminate, except the right of the holders of the 6 1/2% Cumulative Convertible Preferred Stock, upon surrender of certificates therefor, to receive any amounts to be paid (without interest) and Class “A” Stock hereunder.

                  The Board of Directors shall have the authority to issue the preferred stock in series. The Board of Directors is authorized to determine the number of shares in each subsequent series and to fix from time to time before issuance, the designations, preferences, privileges and voting powers of the shares of each subsequent series of the preferred stock and the restrictions or qualifications thereof; provided, that the shares of all series of the same class having voting power shall not have more than one vote each, and when the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

                  FIFTH: The office of the Corporation shall be located in the City of New York, County of New York; and the address of which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation, which may be served upon him is 1177 Avenue of the Americas, New York, New York.

                  SIXTH:   The duration of the Corporation shall be perpetual.

                  SEVENTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for, or carrying options or warrants for, or other rights to purchase, such shares, which may at any time be issued, sold or offered for sale by the Corporation.

          EIGHTH: The personal liability of the directors of the
Corporation is hereby limited to the fullest extent permitted by law, including limitations contained in the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended or supplemented.

                  NINTH:   [Omitted]

                  TENTH:   [Omitted]

                  ELEVENTH: The Secretary of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding may be served."